Exhibit 99

ORBCOMM REPORTS RESULTS FOR THIRD QUARTER 2009

- Service Revenues of $6.9 million Up 10% -
- Adjusted EBITDA of $1.0 million Up 58% Over the Prior Year –
- ORBCOMM Surpasses 500,000 Total Subscriber Communicators in the Third Quarter -

Fort Lee, NJ, November 9, 2009 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the third quarter ended September 30, 2009.

The following financial highlights are in thousands of dollars, except per share.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Total Revenues	$7,031	$7,530	$20,528	$19,248
Service Revenues	$6,939	$6,336	$20,281	$16,948
Product Sales	$92	$1,194	$247	$2,300
Net Loss attributable to ORBCOMM Inc.	$(1,237)	$(1,001)	$(10,734)	$(2,514)
Net Loss per Common Share	$(0.03)	$(0.02)	$(0.25)	$(0.06)
Average Shares Outstanding (basic and diluted)	42,442,000	42,070,000	42,386,000	41,945,000
EBITDA (1) (3)	$7,688	$(436)	$821	$(1,662)
Adjusted EBITDA (2) (3)	$1,023	$646	$2,065	$1,414

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, Noncontrolling Interests and Pre-control Earnings of Consolidated Subsidiary, and Impairment Charges net of Insurance Recovery.

(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Service Revenues for the third quarter of 2009 increased 9.5% to $6.9 million from the comparable period of 2008 due primarily to increases in billable subscriber communicators and revenue from Automatic Identification System (AIS) service. Total Revenues for the quarter ended September 30, 2009 were $7.0 million. Total revenues declined 6.6% from the third quarter of 2008, due primarily to a decline in Product Sales of $1.1 million versus the prior year at our Japanese subsidiary. Product Sales from our subsidiary Stellar is not included in Product Sales as it has been classified as discontinued operations. Total revenues for the nine months ended September 30, 2009 were up 6.7% driven by a 19.7% increase in service revenues, or $3.3 million, which was partially offset by a $2.1 million decline in Product Sales in Japan.

Costs and Expenses decreased in the third quarter of 2009 to $7.6 million, a decrease of $0.5 million or 5.8% compared to the same period in the prior year. Third quarter Costs and Expenses had three large offsetting factors. Depreciation associated with the shorter useful life of the remaining Quick Launch satellites was $7.5 million, which was offset by Insurance Recovery net of Impairment Charges of $7.0 million. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization decreased 12.2% or $0.8 million from the prior year period. The lower costs were driven by a 21.0% decline in Selling, General, and Administrative expense on lower employee costs and professional fees.

Operating loss for the third quarter ended September 30, 2009 was $0.6 million compared to a $0.5 million loss in the third quarter of 2008. Net Loss during the third quarter was $1.2 million compared to a Net Loss of $1.0 million in the prior year period. The Insurance Recovery is a receivable that offsets the Impairment Charges to date, and any collection of insurance proceeds above the receivable will be recognized as a gain when collected.

At September 30, 2009, there were 509,000 billable subscriber communicators, a 15.3% increase over the third quarter of 2008. Net satellite subscriber additions during the quarter were approximately 2,000, while terrestrial subscribers increased by 24,000 driven by a large Value Added Reseller’s (VAR) conversion to ORBCOMM’s system.

“Our subscriber growth slowed this quarter due to continued weakness in the economy.  The slow growth was driven by exceptionally high disconnects from a few of our VARs, which we do not expect to continue in the fourth quarter” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “This quarter also saw the completion of the Launch Services Agreement with SpaceX, a key milestone for the company as we progress toward the launch of our next generation satellite constellation.”

“Expenses related to the service business are being actively managed. We had a 12.2% decline in the third quarter comparing Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization, while Service Revenues continue to rise, lifting Adjusted EBITDA to $1.0 million, a 58% increase over the third quarter of 2008,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “In addition, we continue to generate positive cash flow from operations and expect to increase our cash balances with the satellite insurance recovery.”

Business Highlights

Selected recent business highlights include:

•
Space Exploration Technologies Corp. (SpaceX) has agreed to launch 18 ORBCOMM Generation 2 (OG2) satellites to begin as early as the fourth quarter of 2010 through 2014. SpaceX will deliver ORBCOMM’s second-generation satellites into low Earth orbit (LEO) for the purpose of supporting ORBCOMM’s existing constellation of satellites, adding new features, and growing its global M2M and AIS offerings.

•
ORBCOMM and General Electric Asset Intelligence (GEAI) completed the conversion of the GEAI terrestrial subscribers over to ORBCOMM, which drove terrestrial subscriber communicator growth during the quarter. Additionally, ORBCOMM ended the quarter with more than 500,000 total subscriber communicators.

•
In an effort to further tie together the ORBCOMM dual-mode offering and provide an easier interface for ORBCOMM subscribers, ORBCOMM and Sierra Wireless entered into an agreement to integrate capabilities of Sierra Wireless's M2M services platform within ORBCOMM's web services portal, which is expected to be available in the first quarter of 2010, to increase customer control of their M2M services, devices, and communications. ORBCOMM's web services portal will combine comprehensive subscriber management functions with many innovative capabilities for device management.

Financial Results and Highlights

Revenue

Service Revenues for the third quarter were $6.9 million, an increase of 9.5% over the prior year due primarily to increases in billable subscriber communicators and AIS revenue. Product Sales decreased in the third quarter by $1.1 million due primarily to a decline in Product Sales at our Japanese subsidiary. Total Revenues for the third quarter of 2009 were $7.0 million, a decrease of 6.6% from the third quarter of 2008.

Billable Subscriber Communicators

As of September 30, 2009, there were 509,000 billable subscriber communicators, compared to approximately 442,000 billable subscriber communicators, an increase of 15.3% over last year.

Costs and Expenses & Discontinued Operations

Costs and Expenses decreased in the third quarter of 2009 to $7.6 million, a decrease of $0.5 million or 5.8% compared to the same period in the prior year. Third quarter Costs and Expenses had three large offsetting factors. Depreciation associated with the shorter useful life of the remaining Quick Launch satellites was $7.5 million, which was offset by Insurance Recovery net of Impairment Charges of $7.0 million. Cost of Service, Selling General, & Administrative and Product Development Costs, excluding Depreciation and Amortization of $8.9 million and $0.9 million for the third quarter of 2009 and 2008, respectively, decreased 12.2% or $0.8 million from the prior year period. The lower costs were driven by a 21.0% decline in Selling, General, and Administrative expense on lower employee costs and professional fees. The financial results of the Stellar hardware business have been classified as discontinued operations.

Net Loss

Net Loss was $1.2 million for the third quarter 2009 compared to a Net Loss of $1.0 million in the prior year period.

Net Loss per Common Share from continuing operations was $0.02 for the three months ended September 30, 2009 compared to Net Loss per Common Share from continuing operations of $0.01 for the prior year quarter. Net Loss attributable to ORBCOMM Inc. was $0.03 for the three months ended September 30, 2009 compared to Net Loss attributable to ORBCOMM Inc. of $0.02 for the prior year quarter.

Adjusted EBITDA and EBITDA

Adjusted EBITDA for the third quarter of 2009 was $1.0 million, compared to an Adjusted EBITDA of $0.6 million in the third quarter of 2008.

EBITDA for the third quarter of 2009 was positive $7.7 million, compared to an EBITDA of negative $0.4 million in the third quarter of 2008. EBITDA benefited from the Insurance Recovery that offset the Impairment Charge incurred in the first quarter of 2009.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, and Restricted Cash as of September 30, 2009 decreased $10.4 million to $58.2 million from $68.6 million at June 30, 2009. The decline is attributable to $11.8 million in capital expenditures mainly related to payments on the next generation satellite contracts, which was partially offset by $1.3 million in positive Cash Flow from Operations during the quarter. The increase in Receivable from Insurance Recovery reflects the offset to the Impairment Charges and may not reflect the full potential recovery.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 877-941-8609 at least ten minutes prior to the start of the call. International callers should dial 480-629-9818. The conference call identification number is 4179722. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the company’s web site at www.orbcomm.com, click on investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4179722. The replay will be available from approximately 12:00 PM ET on Monday, November 9, 2009, through 11:59 PM ET on Monday, November 16, 2009.

Alternatively, to access the live webcast, please visit the company’s website at www.orbcomm.com, click on “Investor Relations” and select “Presentations and Webcasts.” An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, General Electric, Hitachi Construction Machinery, Hyundai Heavy Industries, Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from the Asset Intelligence division of General Electric Company (“GE” or “General Electric” or “GEAI”), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our AIS business; the in-orbit satellite failure of the two remaining quick-launch satellites, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our “Risk Factors” section in our annual report on Form 10-K for the year ended December 31, 2008.

Contacts
Investor Inquiries:	Media Inquiries:
Lucas Binder	Jennifer Lattif
VP, Business Development and Investor Relations	Senior Account Executive
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6505	212-371-5999
binder.lucas@orbcomm.com	jcl@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$52,216	$75,370
Restricted cash	3,000	2,000
Accounts receivable, net of allowances for doubtful accounts of $584 and $101	3,516	3,412
Inventories	90	158
Receivables from insurance recoveries	31,354	2,450
Prepaid expenses and other current assets	899	1,690
Current assets held for sale	1,247	1,621
Total current assets	92,322	86,701

Satellite network and other equipment, net	73,921	92,772
Intangible assets, net	2,972	4,086
Restricted cash	2,980	3,680
Other assets	1,358	1,484
Long term assets held for sale	2,427	2,644
Total assets	$175,980	$191,367

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$3,067	$8,428
Accrued liabilities	7,334	7,168
Current portion of deferred revenue	3,792	3,543
Current liabilities related to assets held for sale	454	326
Total current liabilities	14,647	19,465
Note payable - related party	1,400	1,244
Deferred revenue, net of current portion	6,652	7,607
Total liabilities	22,699	28,316

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
Common stock, par value $0.001; 250,000,000 shares authorized; 42,455,531 and
42,101,834 shares issued and outstanding	42	42
Additional paid-in capital	230,150	229,001
Accumulated other comprehensive income	17	381
Accumulated deficit	(78,710)	(67,976)
Total ORBCOMM Inc. stockholders' equity	151,499	161,448
Noncontrolling interests in ORBCOMM Japan	1,782	1,603
Total equity	153,281	163,051

Total liabilities and equity	$175,980	$191,367

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Service revenues	$6,939	$6,336	$20,281	$16,948
Product sales	92	1,194	247	2,300
Total revenues	7,031	7,530	20,528	19,248

Costs and expenses (1):
Costs of services	10,796	2,624	17,309	6,786
Costs of product sales	42	801	138	1,392
Selling, general and administrative	3,609	4,570	12,810	14,162
Product development	191	187	532	459
Gain on customer claims settlements	-	(125)	-	(1,368)
Impairment charges-satellite network	21,859	-	28,904	-
Insurance recovery-satellite network	(28,904)	-	(28,904)	-
Total costs and expenses	7,593	8,057	30,789	21,431

Loss from operations	(562)	(527)	(10,261)	(2,183)

Other income (expense):
Interest income	7	375	71	1,497
Other income (expense)	(115)	(259)	224	(236)
Interest expense	(48)	(48)	(144)	(146)
Total other income (expense)	(156)	68	151	1,115

Loss from continuing operations before pre-control
earnings of consolidated subsidiary	(718)	(459)	(10,110)	(1,068)

Less: Pre-control earnings of consolidated subsidiary	-	-	-	128

Loss from continuing operations	(718)	(459)	(10,110)	(1,196)

Loss from discontinued operations	(489)	(353)	(529)	(1,088)

Net loss	(1,207)	(812)	(10,639)	(2,284)

Less: Net income attributable to the noncontrolling interests	30	189	95	230

Net loss attributable to ORBCOMM Inc.	$(1,237)	$(1,001)	$(10,734)	$(2,514)

Net loss attributable to ORBCOMM Inc.:
Loss from continuing operations	$(748)	$(648)	$(10,205)	$(1,426)
Loss from discontinued operations	(489)	(353)	(529)	(1,088)
Net loss attributable to ORBCOMM Inc.	$(1,237)	$(1,001)	$(10,734)	$(2,514)

Per share information-basic and diluted:
Loss from continuing operations	$(0.02)	$(0.01)	$(0.24)	$(0.03)
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)
Net loss attributable to ORBCOMM Inc.	$(0.03)	$(0.02)	$(0.25)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	42,442	42,070	42,386	41,945

(1) Stock-based compensation included in costs and expenses:
Costs of services	$14	$22	$48	$71
Selling, general and administrative	336	852	1,093	2,557
Product development	-	12	8	42
	$350	$886	$1,149	$2,670

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(10,639)	$(2,284)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Change in allowance for doubtful accounts	475	(162)
Depreciation and amortization	11,463	2,160
Accretion on note payable - related party	98	98
Stock-based compensation	1,149	2,670
Foreign exchange (gains) losses	(223)	243
Non-cash portion of gain on customer claims settlements	-	(882)
Pre-control earnings of consolidated subsidiary	-	128
Expiration of gateway purchase option	-	(325)
Impairment charges-satellite network	28,904	-
Insurance recovery receivable-satellite network	(28,904)	-
Changes in operating assets and liabilities:
Accounts receivable	(457)	870
Inventories	66	28
Prepaid expenses and other assets	855	153
Accounts payable and accrued liabilities	304	1,080
Deferred revenue	(707)	924
Net cash provided by operating activities of continuing operations	2,384	4,701
Net cash provided by (used in) operating activities of discontinued operations	927	(150)
Net cash provided by operating activities	3,311	4,551

Cash flows from investing activities:
Capital expenditures	(25,825)	(26,503)
Change in restricted cash	(300)	(5,680)
Cash from the step acquisition of subsidiary	-	366
Net cash used in investing activities of continuing operations	(26,125)	(31,817)
Net cash used in investing activities of discontinued operations	(208)	(244)
Net cash used in investing activities	(26,333)	(32,061)

Cash flows from financing activities:
Proceeds from exercise of warrants and options	-	322
Payment of offering costs in connection with secondary public offering	-	(40)
Net cash provided by financing activities from continuing operations	-	282
Net cash provided by financing activities	-	282

Effect of exchange rate changes on cash and cash equivalents	(132)	112

Net decrease in cash and cash equivalents	(23,154)	(27,116)

Cash and cash equivalents:
Beginning of period	75,370	115,587

End of period	$52,216	$88,471

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Net Income (Loss) attributable to ORBCOMM Inc.	$(1,237)	$(1,001)	$(10,734)	$(2,514)
Net interest (income) expense	41	(327)	73	(1,351)
Provision for income taxes	-	-	-	-
Depreciation and amortization	8,884	892	11,482	2,203
EBITDA	7,688	(436)	821	(1,662)
Stock-based compensation	350	893	1,149	2,718
Insurance Recovery, net of Impairment Charges – Satellite Network	(7,045)	-	-	-
Noncontrolling interests and pre-control earnings of consolidated subsidiary	30	189	95	358
Adjusted EBITDA	$1,023	$646	$2,065	$1,414

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, Noncontrolling Interests and Pre-control Earnings of Consolidated Subsidiary, and Impairment Charges, net of Insurance Recovery (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.